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                                                                    EXHIBIT 99.1


PRESS RELEASE

   TKT'S REPLAGAL(TM) RECEIVES RECOMMENDATION FOR APPROVAL IN EUROPEAN UNION

CAMBRIDGE, Mass., March 28 /PRNewswire/ -- Transkaryotic Therapies, Inc. (Nasdaq: TKTX - news) today announced that the Committee for Proprietary Medicinal Products (CPMP) of the European Agency for the Evaluation of Medicinal Products (EMEA) has issued a positive opinion recommending approval of Replagal(TM) (agalsidase alfa) enzyme replacement therapy for the treatment of Fabry disease. The CPMP's recommendation for approval will be forwarded to the European Commission for marketing authorization of Replagal. If approved by the European Commission, TKT Europe-5S AB will have a license for marketing Replagal throughout the European Union. The European Commission is expected to make a final decision regarding the approval of Replagal in the next few months.

"We are extremely pleased by the CPMP's recommendation to approve Replagal," said Richard F Selden, M.D., Ph.D., President and Chief Executive Officer of TKT. "Today's action is a major step toward making our therapy available to the many Fabry patients in need of effective treatment in Europe."

Following approval by the European Commission, expected mid-year, TKT Europe-5S will launch and market Replagal in Europe. TKT Europe-5S, based in Sweden, was formed with TKT during 2000 to provide health care services, marketing, and distribution for TKT's Niche Protein(TM) products in Europe. Over the past year, TKT Europe-5S has played a crucial role in establishing TKT's European presence among physicians, patients, patient support groups, and major treatment centers. The company continues to expand its operations and presence throughout Europe.

"We believe TKT Europe-5S, through its central management and country managers, represents biotechnology's most experienced niche marketers in Europe," added William H. Pursley, Senior Vice President, Commercial Operations of TKT.


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"The decision of the CPMP is a major step forward for our operations in Europe.
It is very timely, coming shortly before a major international symposium in Spain next month that will bring clinicians and researchers together to further the scientific exchange on Fabry disease," said Bo Ahlstrand, Chief Executive Officer of TKT Europe-5S. "We are confident that the combination of an excellent product, our highly motivated team, and close cooperation with leading physicians and researchers in the field will bring significant benefit to patients with Fabry disease."

About Fabry Disease

Fabry disease is an inherited rare genetic disorder caused by deficient activity of the lysosomal enzyme alpha-galactosidase A. In patients with Fabry disease, globotriaosylceramide (Gb3) accumulates in various organs and tissues of the body due to the deficiency of alpha-galactosidase A. Many cells are damaged by Gb3 including epithelial cells of the kidney, myocardial cells, cells of the autonomic nervous system, endothelial, perithelial, and smooth muscle cells in the large vessels. As a result, the deposits of this material can result in extreme pain, severe kidney damage, cardiovascular disease, and stroke. Due to its rarity and vast array of symptoms, diagnosis is often difficult and affected individuals have a significantly reduced quality of life and a greatly shortened life expectancy. TKT estimates that approximately 5,000 patients worldwide are affected by Fabry disease.

About TKT

Transkaryotic Therapies, Inc. (TKT) is a biopharmaceutical company dedicated to the development and commercialization of products based on its three proprietary development platforms: Gene-Activated(R) proteins, Niche Protein(TM) products, and Gene Therapy. The Company's gene activation technology is a proprietary approach to the large-scale production of therapeutic proteins, which does not require the cloning of genes and their subsequent insertion into non-human cell lines. TKT's Niche Protein product platform is based on protein replacement for the treatment of rare genetic diseases, a group of disorders characterized by the absence of certain metabolic enzymes. The Company's Gene Therapy technology, known as Transkaryotic Therapy(TM), is focused on the commercialization of non-viral, ex vivo gene therapy products for the long-term treatment of chronic protein deficiency states.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward- looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," and similar expressions are


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intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Certain Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 which are on file with the Securities and Exchange Commission and incorporated herein by reference. These important factors include risks as to whether TKT's products, such as Replagal, will advance in the clinical trials process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, and whether the Company's products, such as Replagal, will receive approval from the U.S. Food and Drug Administration or European Agency for the Evaluation of Medicinal Products, and, if such products receive approval, whether they will be successfully marketed; the results of any patent litigation in which the Company is involved or may become involved; competition; orphan drug statutes, and the Company's dependence on collaborators.

Gene-Activated(R) is a registered trademark and Niche Protein(TM), Replagal(TM), TKT(TM), and Transkaryotic Therapy(TM) are trademarks of Transkaryotic Therapies, Inc.

Please visit our web site at www.tktx.com for additional information about Transkaryotic Therapies, Inc.

     CONTACT:

     Justine E. Koenigsberg
     Director, Corporate Communications
     (617) 349-0271

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